EXHIBIT 99.1

Press Release For Immediate Release	Source: Stellar Pharmaceuticals Inc. & Tribute Pharmaceuticals

MILTON, ON, January 3, 2011 – Stellar Pharmaceuticals Inc. ("Stellar") (OTCQB:SLXCF; OTCBB:SLXCF; PINK SHEETS: SLXCF), a Canadian public company) announced today that Murray Roach has joined the company as Vice President of Sales. Mr. Roach has nearly 20 years of pharmaceutical sales and marketing experience in Canada, including most recently where he served as Vice President, Sales and Marketing for Taro Pharmaceuticals in Canada.  In this capacity Mr. Roach gained an extensive experience in the dermatology market nationally in all aspects of the business.

Prior to Taro Pharmaceuticals, Mr. Roach spent 15 years at Wyeth Canada in several senior sales and marketing positions including Director of Sales, Pharmaceuticals, Director of Sales, Biopharmaceuticals and Product Manager for Effexor® (venlafaxine).  Mr. Roach enjoyed many years of success at Wyeth Canada and won numerous sales and marketing awards during his career with Wyeth.  He began his career with Wyeth as a sales representative in Saskatchewan and is a graduate of the University of Saskatchewan, College of Education.

About Stellar Pharmaceuticals Inc.

Stellar Pharma and its subsidiary, Tribute Pharmaceuticals, is an emerging Canadian specialty pharmaceutical company focused on the acquisition, licensing, development and management of pharmaceutical and healthcare products with its primary focus on the Canadian market.  Stellar Pharma currently competes in the dermatology market in Canada with its promotion of Soriatane®* (acitretin).

Stellar also markets Bezalip®* SR (bezafibrate) NeoVisc® (1.0% sodium hyaluronate solution) and Uracyst® (sodium chondroitin sulfate solution 2%) in the Canadian market place and is awaiting regulatory approval for Cambia®** (diclofenac potassium for oral solution) in Canada.  Additionally, NeoVisc and Uracyst are commercially available in 58 countries and are sold globally through various international partnerships.  Stellar is currently in negotiations to license both NeoVisc and Uracyst in the US and other international markets.

For further information on Stellar Pharma, visit http://www.stellarpharma.com, and for information on its subsidiary please visit http://www.tributepharma.com.

*Soriatane and Bezalip are registered trademarks and under license from Actavis Group PTC ehf
**Cambia is a registered trademark and under license from Nautilus Neurosciences, Inc.

Contacts:

Stellar Pharmaceuticals Inc.
Scott Langille CFO (519) 434-1540 scott.langille@stellarpharma.com	or	Arnold Tenney Chairman 705-445-9505